Exhibit 99


October 23, 1996


For Immediate Release


                       PROTECTIVE ANNOUNCES 3Q96 EARNINGS


Protective Life Corporation (NYSE:PL) announced third quarter results today. The Company's operating income, which excludes realized investment gains and losses and related amortization, was $.78 per share in the 1996 third quarter before a one-time charge of $.15 per share representing the estimated cost of the previously announced refund of premiums to certain cancer insurance policyholders and related expenses. Operating income was $.68 per share for the same period last year. Consolidated net income for the third quarter of 1996, including the one-time charge, was $20.0 million or $.64 per share, compared to $20.9 million or $.72 per share reported for the 1995 third quarter.

Drayton  Nabers,  Jr.,   Protective's  Chairman  and  Chief  Executive  Officer,
commented: "The third quarter represented good operating earnings momentum throughout the Company which should provide the basis for continued growth."

In the first nine months of 1996 the Company's operating income was $2.27 per share before the $.15 per share one-time charge. Operating income was $1.98 per share for the first nine months of 1995. Consolidated net income in the first nine months of 1996, including the one-time charge, was $64.4 million or $2.15 per share, compared to $57.7 million or $2.03 per share last year.

At September 30, 1996, the Company's assets were $8.0 billion. Stockholders' equity per share was $19.14 (excluding $.56 per share of unrealized investment losses resulting from marking the Company's securities to market values).

Operating return on average equity for the twelve months ending September 30, 1996 was 16.5% including the one-time charge and 17.4% excluding it. (Average equity excludes the effect of unrealized gains and losses on stockholders' equity.)


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